Home Office: Service Center: [2900 Westchester Avenue [P.O. Box 24068 Purchase, New York 10577] Lansing, MI 48909-4068 1-800-599-5651 www.jackson.com] Jackson National Life Insurance Company of New York® Thank you for choosing Jackson National Life Insurance Company of New York, also referred to as "the Company" or "Jackson of NY®." READ YOUR CONTRACT CAREFULLY. This annuity contract is issued by the Company and is a legal agreement between the Owner ("You") and Jackson of NY. AMOUNTS YOU ALLOCATE TO THE INVESTMENT DIVISIONS DURING THE ACCUMULATION AND ANNUITY PERIODS ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE IN VALUE BASED UPON THE PERFORMANCE OF THE FUNDS UNDERLYING THE SEPARATE ACCOUNT. IF THE ACTUAL INVESTMENT RATES EXPERIENCED BY THE SEPARATE ACCOUNT ASSETS (PRIOR TO DEDUCTION OF THE ASSET-BASED CHARGES SPECIFIED IN THIS CONTRACT) ARE LESS THAN [2.00%], VARIABLE ANNUITY PAYMENTS WILL DECREASE OVER TIME. AMOUNTS ALLOCATED TO THE FIXED ACCOUNT OPTIONS WILL EARN INTEREST AT THE CURRENT INTEREST RATE FOR THE DURATION OF THE FIXED ACCOUNT OPTION PERIOD. THE INTEREST RATE CREDITED FOR SUBSEQUENT PERIODS IS SUBJECT TO CHANGE AS DECLARED BY THE COMPANY. THE FIXED ACCOUNT OPTIONS ARE SUBJECT TO A MARKET VALUE ADJUSTMENT FORMULA WHICH MAY INCREASE OR DECREASE THE VALUE OF AMOUNTS TRANSFERRED OR WITHDRAWN FROM THE FIXED ACCOUNT OPTIONS, BUT THE FIXED ACCOUNT CONTRACT VALUE WILL NEVER DECREASE TO LESS THAN THE FIXED ACCOUNT MINIMUM VALUE. THE CONTRACT VALUE HELD UNDER A FIXED ACCOUNT OPTION MAY BE WITHDRAWN WITHOUT A MARKET VALUE ADJUSTMENT UPON RECEIPT OF WRITTEN NOTICE WITHIN 30 DAYS FOLLOWING THE END OF THE CORRESPONDING FIXED ACCOUNT OPTION. PLEASE READ THE IMPORTANT CONTRACT DISCLOSURES ON THE FOLLOWING PAGE. NOTICE OF RIGHT TO EXAMINE CONTRACT YOU MAY RETURN THIS CONTRACT TO THE FINANCIAL PROFESSIONAL WHO SOLD YOU THE CONTRACT OR THE COMPANY NO LATER THAN 20 DAYS AFTER YOU RECEIVE IT (60 DAYS AFTER YOU RECEIVE IT IF YOU PURCHASED THE CONTRACT AS A REPLACEMENT CONTRACT). THE COMPANY WILL REFUND THE CONTRACT VALUE CALCULATED ON THE BUSINESS DAY ON WHICH THE CONTRACT IS RETURNED TO THE SELLING FINANCIAL PROFESSIONAL OR THE COMPANY RECEIVES THE CONTRACT AT ITS SERVICE CENTER, INCLUDING ANY FEES OR OTHER CHARGES DEDUCTED FROM THE PREMIUMS OR IMPOSED UNDER THE CONTRACT. RETURNED CONTRACTS ARE VOID. Please Note: The Company reserves the right to allocate all Premium received during the "Notice of Right to Examine Contract" period to a money market Investment Division or the Fixed Account. After the "Notice of Right to Examine Contract" period expires, the Company will allocate the Contract Value to the Contract Options You have specified. INDIVIDUAL DEFERRED VARIABLE AND FIXED This Contract is signed by the Company ANNUITY CONTRACT WITH MARKET VALUE ADJUSTMENT. (FLEXIBLE PREMIUM). DEATH BENEFIT AVAILABLE. INCOME OPTIONS AVAILABLE. NONPARTICIPATING. CONTAINS PROVISIONS THAT President WAIVE WITHDRAWAL CHARGES. VA670NY Secretary

Home Office: Service Center: [2900 Westchester Avenue [P.O. Box 24068 Purchase, New York 10577] Lansing, MI 48909-4068 1-800-599-5651 www.jackson.com] IMPORTANT - CONTRACT DISCLOSURES PLEASE READ CAREFULLY PLEASE REVIEW THE CONTRACT DATA PAGES FOR CONTRACT CHARGES. THE COMPANY WILL RE-DETERMINE THE CONTRACT'S FIXED ACCOUNT MINIMUM INTEREST RATE EACH JANUARY ON THE REDETERMINATION DATE. THE COMPANY MAY RESTRICT OR REFUSE FUTURE PREMIUM PAYMENTS, PREMIUM ALLOCATION, TRANSFERS TO, OR DISCONTINUE THE FIXED ACCOUNT OPTION(S) AT ANY TIME, ON A NONDISCRIMINATORY BASIS, IF THE YIELD ON INVESTMENT WOULD NOT SUPPORT THE MINIMUM INTEREST RATE GUARANTEED UNDER THE FIXED ACCOUNT(S). SHOULD THE COMPANY IMPOSE SUCH RESTRICTIONS, THE COMPANY WILL GIVE AT LEAST 30 DAYS ADVANCE NOTICE TO YOU. THE COMPANY WILL ALSO PROVIDE WRITTEN NOTICE WHEN SUCH RESTRICTIONS NO LONGER EXIST. ONE OR BOTH OF THE DCA+ FIXED ACCOUNT OPTIONS MAY NOT BE AVAILABLE ON THE ISSUE DATE. PLEASE CHECK THE CONTRACT DATA PAGES TO DETERMINE WHICH DCA+ FIXED ACCOUNT OPTIONS ARE CURRENTLY AVAILABLE. ONE OR BOTH OF THE DCA+ FIXED ACCOUNT OPTIONS MAY NOT BE AVAILABLE AFTER ISSUE OF THIS CONTRACT. VA670NY Contract Cover Page Continued

TABLE OF CONTENTS Provision Page Number Contract Data Pages [3a Definitions 4 General Provisions 8 Accumulation Provisions 13 Withdrawal Provisions 16 Death Benefit Provisions 19 Income Provisions 22 Termination Provision 26] If You have questions about this Contract or require information about coverage or complaint resolutions, You may contact the Company's Service Center identified on the Contract's cover page. VA670NY 2

CONTRACT DATA PAGES Contract Number: [1234567890] Owner: [John Doe] Owner Issue Age: [35] Joint Owner: [Jane Doe] Joint Owner Issue Age: [35] Annuitant: [John Doe] Annuitant Issue Age: [35] Joint Annuitant: [Jane Doe] Joint Annuitant Issue Age: [35] Initial Premium: [$5,000] Issue Date: [May 1, 2020] Issue State: NY Income Date: [May 1, 2080] Primary Beneficiary(ies): [Brian Doe] Contingent Beneficiary(ies): [Mary Doe] VA670NY-CB1 3a

CONTRACT DATA PAGES (CONT'D) FIXED ACCOUNT, INTEREST RATE AND CONTRACT CHARGE INFORMATION: Initial Fixed Account Minimum Interest Rate: [1.00%] The Company will re-determine the Fixed Account Minimum Interest Rate each January on the Redetermination Date. The Fixed Account Minimum Interest Rate is the guaranteed minimum interest rate under the Contract and may change each year on the Redetermination Date. Initial Base Interest Rate: [1.00% for the 1-Year Fixed Account Option Period 1.00% for the 3-Year Fixed Account Option Period 1.00% for the 5-Year Fixed Account Option Period 1.00% for the 7-Year Fixed Account Option Period] Initial Current Interest Rate: [1.00% for the 1-Year Fixed Account Option Period 1.00% for the 3-Year Fixed Account Option Period 1.00% for the 5-Year Fixed Account Option Period 1.00% for the 7-Year Fixed Account Option Period] Initial Current DCA+ Interest Rate: [6-month [X.XX%] [NOT CURRENTLY AVAILABLE] [12-month [X.XX%] [NOT CURRENTLY AVAILABLE] ONE OR BOTH OF THE DCA+ FIXED ACCOUNT OPTIONS MAY NOT BE AVAILABLE ON THE ISSUE DATE. AVAILABILITY IS INDICATED ABOVE. Maximum DCA+ Rate: [8.00%] over the net investment earnings rate. Interest Rate for Adjustments Due to Misstatement of Age or Sex: [1.00%] Annual Contract Maintenance Charge: [$30] The Company will deduct the Annual Contract Maintenance Charge from the Contract Value (but not the Remaining Premium) on each Contract Anniversary that occurs on or before the Income Date or when You withdraw the Contract Value in full on a date other than a Contract Anniversary. The Company will only deduct the Annual Contract Maintenance Charge from Contracts with a Contract Value less than [$50,000]. Core Contract Charge: [1.0000%] The Core Contract Charge is expressed as an annual percentage and is deducted daily from the Separate Account Contract Value (but not the Remaining Premium). The Company will reduce the Core Contract Charge to [0.8500%] if the Contract Value on the later of the Issue Date or the most recent Contract Quarterly Anniversary is greater than or equal to [$1,000,000]. If the Contract Value subsequently falls below [$1,000,000] on any Contract Quarterly Anniversary, the Company will reinstate the charge of [1.0000%] for the following Contract Quarter. Total Asset-Based Charges: [1.0000%] The Total Asset-Based Charges are expressed as an annual percentage and are deducted daily from the Separate Account Contract Value (but not the Remaining Premium). The Company will deduct asset-based charges daily as part of the Accumulation Unit Value calculation. Total Asset-Based Charges include the Core Contract Charge and asset-based charges for add-on benefits. VA670NY-CB1 3b

CONTRACT DATA PAGES (CONT'D) FIXED ACCOUNT, INTEREST RATE AND CONTRACT CHARGE INFORMATION (continued): Transfer Charge: [$25] The Company allows [25] free transfers between Contract Options in a Contract Year. The Company charges a fee for each transfer You make in excess of the [25] free transfers in any Contract Year. The Company deducts Transfer Charges from the amount You seek to transfer before allocation to the new Contract Option. The Company does not assess Transfer Charges on transfers under any of the Company's systematic investment programs, and the Company does not count those transfers against the [25] free transfers allowed in a Contract Year. Free transfers not utilized during a given Contract Year cannot be carried forward to subsequent Contract Years. Add-on Benefit Charges: If applicable, refer to the supplemental contract data pages of any attached add-on benefits for additional charges and fees associated with Your Contract. WITHDRAWALS: Withdrawal Charge Schedule: Completed Years Since Withdrawal Charge Receipt of Premium Percentage 0 6.50% 1 6.00% 2 5.00% 3 4.00% 4 3.00% 5+ 0.00% Please see Withdrawal Provisions for a complete explanation of the determination of Withdrawal Charges. Minimum partial withdrawal amount unless as a scheduled part of an automatic withdrawal program: [$500] Minimum partial withdrawal amount as a scheduled part of an automatic withdrawal program: [$50] Minimum Contract Value remaining after a partial withdrawal: [$2,000] Free Withdrawal Percentage: [10%] VA670NY-CB1 3c

CONTRACT DATA PAGES (CONT'D) MARKET VALUE ADJUSTMENT (MVA): An MVA is a positive or negative adjustment the Company applies to amounts You remove from a Fixed Account Option due to withdrawals or transfers. The MVA reflects the movement in the Base Interest Rate since the date of Your allocation to the Fixed Account Option from which You remove Fixed Account Contract Value, which is valued over the number of months remaining in the Fixed Account Option period. The MVA may: 1. reduce the value of the amount paid or transferred if the Base Interest Rate on the date You remove Fixed Account Contract Value from a Fixed Account Option is greater than the Base Interest Rate on the date of Your allocation to that Fixed Account Option; or 2. increase the value of the amount paid or transferred if the Base Interest Rate on the date You remove Fixed Account Contract Value from a Fixed Account Option is less than the Base Interest Rate on the date of Your allocation to that Fixed Account Option. The Company applies the same MVA formula regardless of whether the formula results in an increase or decrease to amounts You remove from a Fixed Account Option. The Company applies the MVA formula to the amount You remove less any applicable charges. MVA formula. The Company calculates the MVA by multiplying the amount You remove from a Fixed Account Option by the result of the formula below: (m/12) [1+ I ] -1 (m/12) [1+J ] where: I is the Base Interest Rate the Company credits to the Fixed Account Option from which You are removing Fixed Account Contract Value. J is the Base Interest Rate the Company credits on new allocations to Fixed Account Options with a duration equal to the number of years remaining in the Fixed Account Option from which You remove Fixed Account Contract Value , increased by 0.0025. If the Company does not offer such a Fixed Account Option on the date of the removal, the Company will establish "J" by straight-line interpolation between the two (2) Fixed Account Options with durations closest to the number of years remaining in the Fixed Account Option from which You remove Fixed Account Contract Value. m is the number of complete months remaining from the date of the removal to the end of the period of the Fixed Account Option from which You are removing Fixed Account Contract Value. The Company makes no MVA when J is greater than I by less than 0.0025. VA670NY-CB1 3d

CONTRACT DATA PAGES (CONT'D) MVA (continued): In no event will a total withdrawal from a Fixed Account Option be less than the Fixed Account Minimum Value. The Company will not apply an MVA to: 1. death benefit proceeds; 2. payment of charges or fees; 3. amounts annuitized; 4. exercise of Your Notice of Right to Examine Contract provision; 5. withdrawals taken under the Free Withdrawal provision; 6. amounts required to satisfy the Required Minimum Distribution (RMD); 7. amounts You remove from the 1-Year Fixed Account Option; 8. amounts You remove from any Fixed Account Option on the Latest Income Date; or 9. amounts You remove from any Fixed Account Option in the 30-day period following the end of a Fixed Account Option. Unavailability of Base Interest Rate. In the event that the Base Interest Rate cannot be determined on the date You remove Fixed Account Contract Value from a Fixed Account Option, the MVA will be determined by using the asked yield to maturity of the U.S. Treasury Notes with the same remaining term, using straight-line interpolation where necessary as published in The Wall Street Journal on the next succeeding Business Day following the effective date of the MVA. TRANSFERS: Transfer among Investment Divisions. At any time, You may transfer all or a portion of Your Contract Value in any Investment Division to any available Investment Division(s). Transfer from an Investment Division to a Fixed Account Option. Before the Income Date, You may transfer all or a portion of Your Contract Value in an Investment Division to any available Fixed Account Option(s). Additional details regarding restrictions on transfers are outlined in the Transfer Provisions on page 11. Transfer from a Fixed Account Option to an Investment Division or to a Fixed Account Option. Before the Income Date, You may transfer all or a portion of Your Contract Value in a Fixed Account Option, subject to any applicable MVA, to any available Investment Division(s) or any available Fixed Account Option(s). Additional details regarding restrictions on transfers are outlined in the Transfer Provisions on page 11 and in the Fixed Account Provisions on page 13. Transfer Effective Date: Transfers You request will be effective as of the end of the Business Day upon which the Company receives Your transfer request in Good Order at the Company's Service Center. Additional details on transfer restrictions are outlined in the Transfer of Funds Restrictions section of the General Provisions on page 11. VA670NY-CB1 3e

CONTRACT DATA PAGES (CONT'D) PREMIUM(S): This is a flexible Premium Contract. You may change the amount, frequency and timing of Premium payments, subject to the minimum and maximum Premium payment amounts specified below. The Company may waive the minimums or maximums at any time. Minimum Initial Premium for Non-Qualified Plan Contract: [$5,000] Minimum Initial Premium for Qualified Plan Contract: [$2,000] Minimum Subsequent Premium: [$500] ([$50] if made as a scheduled part of an automatic payment plan) Maximum Total Premium under a Contract: [$2,500,000] Minimum Amount Allocated to an Investment Division or Fixed Account Option: [$100] The Company may restrict or reject Premium allocations to a Fixed Account Option(s) at any time as outlined in the Transfer Provisions on page 11 and in the Fixed Account Provisions on page 13. The Company will allocate any Premium payment subsequent to issue according to Your most recent instructions on file with the Company, provided that each allocation complies with the Company's then current minimum amounts and restrictions. Minimum Contract Value to Participate in the Enhanced Interest Rate Dollar Cost Averaging Program: [$15,000] CONTRACT OPTIONS: Investment Divisions: Investment Division(s) available at issue are identified in the application, if attached, current prospectus and any supplements. The Company may offer new Investment Divisions, or eliminate, substitute, or combine Investment Divisions. Separate Account: [JNLNY Separate Account I] Fixed Account Options: [1-Year Period; 3-Year Period; 5-Year Period; and 7-Year Period; the availability of each option will be determined by the Company.] The 1-Year, 3-Year, 5-Year, and 7-Year periods may not be available at all times. In the event the Company discontinues the availability of the Fixed Account Option(s) a money market Investment Division will be made available for Premium allocation and transfers. Available Fixed Account Options are identified in the current prospectus and any supplements. Maximum Contract Option Allocations Allowed: The number of allocations to the Contract Options may not exceed [99] at any one time. The Company will identify the Contract Options You select in a confirmation the Company sends You on or after the Issue Date and are stated in the application or any supplemental application attached to this Contract, if any. VA670NY-CB1 3f

CONTRACT DATA PAGES (CONT'D)

TABLE OF INCOME OPTIONS

The following table shows income values for each $1,000 of net proceeds applied to the Income Option.

UNDER OPTION 4		MONTHLY INSTALLMENTS UNDER OPTIONS 1 OR 3															
No. of Monthly Install-ments	Monthly Install-ments	Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain			Age of Annui-tant	No. of Mos. Certain		
		Male	Life	120	240	Male	Life	120	240	Female	Life	120	240	Female	Life	120	240
60	17.09	40	2.33	2.32	2.31	68	4.72	4.57	4.02	40	2.22	2.22	2.21	68	4.36	4.26	3.86
72	14.31	41	2.37	2.36	2.35	69	4.90	4.72	4.09	41	2.26	2.26	2.25	69	4.52	4.40	3.94
84	12.33	42	2.41	2.41	2.39	70	5.09	4.89	4.16	42	2.30	2.30	2.29	70	4.69	4.55	4.02
96	10.84	43	2.45	2.45	2.43	71	5.31	5.06	4.23	43	2.34	2.34	2.32	71	4.87	4.70	4.09
108	9.68	44	2.50	2.50	2.47	72	5.54	5.24	4.29	44	2.38	2.38	2.36	72	5.06	4.87	4.16
120	8.76	45	2.55	2.54	2.52	73	5.79	5.43	4.34	45	2.42	2.42	2.40	73	5.28	5.04	4.22
132	8.00	46	2.60	2.59	2.56	74	6.06	5.63	4.39	46	2.47	2.47	2.45	74	5.51	5.23	4.28
144	7.37	47	2.65	2.64	2.61	75	6.35	5.83	4.43	47	2.52	2.51	2.49	75	5.76	5.42	4.34
156	6.84	48	2.71	2.70	2.66	76	6.67	6.04	4.47	48	2.57	2.56	2.54	76	6.03	5.62	4.38
168	6.38	49	2.77	2.76	2.71	77	7.02	6.26	4.50	49	2.62	2.61	2.59	77	6.33	5.83	4.43
180	5.98	50	2.83	2.82	2.76	78	7.40	6.48	4.52	50	2.67	2.67	2.64	78	6.65	6.04	4.46
192	5.64	51	2.89	2.88	2.82	79	7.81	6.70	4.54	51	2.73	2.72	2.69	79	7.01	6.26	4.49
204	5.33	52	2.96	2.94	2.88	80	8.27	6.92	4.56	52	2.79	2.78	2.74	80	7.40	6.48	4.52
216	5.06	53	3.03	3.01	2.94	81	8.76	7.13	4.57	53	2.85	2.84	2.80	81	7.83	6.70	4.54
228	4.82	54	3.10	3.08	3.00	82	9.30	7.34	4.58	54	2.92	2.91	2.85	82	8.29	6.92	4.56
240	4.60	55	3.18	3.16	3.06	83	9.89	7.53	4.58	55	2.99	2.98	2.91	83	8.80	7.13	4.57
252	4.40	56	3.26	3.23	3.13	84	10.54	7.72	4.59	56	3.07	3.05	2.98	84	9.35	7.33	4.58
264	4.22	57	3.35	3.32	3.19	85	11.26	7.88	4.59	57	3.14	3.12	3.04	85	9.95	7.52	4.58
276	4.06	58	3.44	3.40	3.26	86	12.05	8.03	4.59	58	3.23	3.20	3.11	86	10.59	7.70	4.59
288	3.90	59	3.54	3.49	3.34	87	12.91	8.17	4.59	59	3.31	3.29	3.18	87	11.28	7.87	4.59
300	3.77	60	3.64	3.59	3.41	88	13.86	8.28	4.60	60	3.40	3.37	3.25	88	12.03	8.02	4.59
312	3.64	61	3.74	3.69	3.48	89	14.88	8.38	4.60	61	3.50	3.46	3.32	89	12.84	8.15	4.59
324	3.52	62	3.86	3.79	3.56	90	15.99	8.46	4.60	62	3.60	3.56	3.40	90	13.71	8.27	4.60
336	3.41	63	3.98	3.91	3.64	91	17.17	8.53	4.60	63	3.71	3.66	3.47	91	14.66	8.37	4.60
348	3.31	64	4.11	4.02	3.71	92	18.43	8.58	4.60	64	3.82	3.77	3.55	92	15.70	8.45	4.60
360	3.21	65	4.24	4.15	3.79	93	19.78	8.63	4.60	65	3.95	3.88	3.63	93	16.86	8.53	4.60
		66	4.39	4.28	3.87	94	21.20	8.66	4.60	66	4.07	4.00	3.71	94	18.13	8.58	4.60
		67	4.55	4.42	3.95	95	22.67	8.68	4.60	67	4.21	4.12	3.79	95	19.53	8.63	4.60

Note: Due to the volume of relevant information, the Table does not provide income values for Option 2 described in the Income Provisions. Those values are available from the Company's Service Center upon request. You may contact the Company's Service Center as shown on the cover page of the Contract.

BASIS OF COMPUTATION. The 2012 Individual Annuity Mortality Period Table, with an assumed net investment rate of 1.00% and a 0% expense load, provides the actuarial basis for the Table of Income Options. The Table of Income Options does not include any applicable tax.

VA670NY-CB1 3g

DEFINITIONS ACCUMULATION UNIT. A unit of measure the Company uses to calculate the value of amounts allocated to an Investment Division before the Income Date. ANNUITANT. The natural person(s) so designated on the Contract Data Pages, or by subsequent designation, on whose life the Company determines the amount of Income Payments provided by the Contract. References to the Annuitant include all Joint Annuitants, if applicable. ANNUITIZE. When You elect to convert the Contract Value into Income Payments. ANNUITY UNIT. A unit of measure the Company uses to calculate each Variable Annuity Payment. BASE INTEREST RATE. The annual percentage, declared by the Company, at which Your money grows for a specified Fixed Account Option period. BENEFICIARY(IES). The natural person(s) or legal entity(ies) You designate as Primary or Contingent Beneficiary(ies) to receive any death benefit provided by the Contract. The initial designated Beneficiary(ies) are shown on the Contract Data Pages. BUSINESS DAY. Any day that the New York Stock Exchange (NYSE) is open for business. The Business Day ends when the NYSE closes for the day. CONTRACT. The Individual Deferred Variable and Fixed Annuity Contract described herein. CONTRACT ANNIVERSARY. Each one-year anniversary of the Issue Date. CONTRACT OPTION(S). The Investment Divisions and Fixed Account Options the Contract offers, as shown on the Contract Data Pages. Each Contract Option is explained in the Accumulation Provisions. CONTRACT QUARTERLY ANNIVERSARY. Each three-month anniversary of the Issue Date. CONTRACT VALUE. The current value of the amounts under this Contract allocated to the Investment Divisions and Fixed Account Options. CONTRACT YEAR. The twelve-month period beginning on the Issue Date and on any Contract Anniversary thereafter while the Contract remains in force. CURRENT INTEREST RATE. The Base Interest Rate plus any additional interest rate the Company credits. The Current Interest Rate will never be less than the Fixed Account Minimum Interest Rate. DESIGNATED OPTION(S). The Investment Division(s) and/or Fixed Account Option(s) You select, to which amounts will be transferred from a Source Option pursuant to one of the Company's systematic investment programs. VA670NY 4

DEFINITIONS (CONT'D) DUE PROOF. Evidence of death, including but not limited to, a certified death certificate issued by the governmental authority for the location of the death, or other lawful evidence the Company requires. FIXED ACCOUNT. The Fixed Account is part of the Company's general account. A Fixed Account earns a specified interest rate, not less than the guaranteed minimum interest rate, to which You may allocate Premium and Contract Value unless the Company has restricted such allocations. FIXED ACCOUNT CONTRACT VALUE. The sum of all amounts allocated to the Fixed Account Options, reduced by the gross amount of withdrawals and transfers from the Fixed Account Options, and applicable charges and taxes, plus all interest credited to the Fixed Account Options. FIXED ACCOUNT MINIMUM INTEREST RATE. The Fixed Account Minimum Interest Rate is the minimum annual percentage at which Your money allocated to the Fixed Account will grow. The Company uses this rate to determine the Fixed Account Minimum Value. The Initial Fixed Account Minimum Interest Rate is shown on the Contract Data Pages. FIXED ACCOUNT MINIMUM VALUE. The Fixed Account Minimum Value is equal to all amounts allocated to the Fixed Account Options, net of applicable taxes, reduced by partial withdrawals, transfers, and charges from the Fixed Account Options, accumulated at the Fixed Account Minimum Interest Rate, less any Withdrawal Charges or tax due. FIXED ACCOUNT OPTION. A Contract Option within the Fixed Account that specifies a fixed period for which the Company credits the Current Interest Rate. GOOD ORDER. The Company's receipt of all information, documentation, instructions and/or Premium the Company requires before it will issue the Contract or execute any transaction. INCOME DATE. The date on which Income Payments are to begin as described in the Income Provisions. The Income Date must be at least thirteen (13) months after the Contract Issue Date. INCOME OPTION. One of the payment options provided under the Income Provisions. INCOME PAYMENTS. Fixed Annuity Payments and Variable Annuity Payments offered by the Company at the Income Date. INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account, each of which invests in a specific Underlying Mutual Fund, and for which Accumulation Units and Annuity Units are separately maintained. The Separate Account Contract Value in the Investment Divisions will increase or decrease depending on the performance of the Underlying Mutual Funds. ISSUE DATE. The date the Company issued the Contract. The Issue Date is shown on the Contract Data Pages. VA670NY 5

DEFINITIONS (CONT'D) JOINT OWNER. Each of the Contract Owners. LATEST INCOME DATE. The Contract Anniversary on which You will be 95 years old, or such earlier date required by a Qualified Plan, law or regulation. NON-QUALIFIED PLAN. A retirement plan which does not qualify for favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. OWNER ("YOU," "YOUR"). The natural person(s) or legal entity(ies) shown on the Contract Data Pages, or by subsequent designation. In this Contract, "You" and "Your" also mean the Owner. The primary Owner is the first Owner specified on the Contract Data Pages. References to the Owner include the Joint Owner, if applicable. PREMIUM(S). Money paid into this Contract for allocation to a Contract Option. QUALIFIED PLAN. A retirement plan which qualifies for favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Internal Revenue Code, as amended. REDETERMINATION DATE. The date the Fixed Account Minimum Interest Rate is reset as described in the Fixed Account Minimum Interest Rate provision. It is the date each January that coincides with the Issue Date. For example, if Your Contract's Issue Date is May 23, the Redetermination Date will be January 23 each year following the Issue Date. REDETERMINATION PERIOD. The twelve-month period that begins on each Redetermination Date. REMAINING PREMIUM. Total Premium paid into the Contract, reduced by withdrawals of Premium, including the Withdrawal Charges, before withdrawals are adjusted for any applicable MVA or charges. REQUIRED MINIMUM DISTRIBUTION (RMD). For certain Qualified Plan contracts, the RMD is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only. SEPARATE ACCOUNT. An asset account the Company has established and maintains in accordance with applicable law. The Company has allocated a portion of its assets to this account for this Contract and certain other contracts. The name of the Separate Account is shown on the Contract Data Pages. SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts under this Contract allocated to the Separate Account's Investment Divisions. SERVICE CENTER. The Company's administrative address and telephone number as identified on the Contract's cover page or as the Company may designate from time to time. VA670NY 6

DEFINITIONS (CONT'D) SOURCE OPTION. The Investment Division or Fixed Account Option You select from those the Company makes available, from which amounts will be transferred to a Designated Option(s) pursuant to one of the Company's systematic investment programs. UNDERLYING MUTUAL FUNDS. The registered management investment companies in which the assets of the Investment Divisions will be invested. WITHDRAWAL CHARGE. A charge assessed against certain withdrawals. The Withdrawal Charge Schedule is shown on the Contract Data Pages. WITHDRAWAL VALUE. The Contract Value, less any tax payable, applicable Withdrawal Charges, Annual Contract Maintenance Charge, and charges due under any add-on benefit, adjusted for any applicable MVA. VA670NY 7

GENERAL PROVISIONS ANNUITANT. You may change the Annuitant at any time before the Income Date, unless the Contract is owned by a legal entity. If the Contract is owned by a legal entity, the Company will use the oldest Annuitant's age for all Contract purposes unless otherwise specified in the Contract. The Company reserves the right to limit the number of Joint Annuitants to two (2). ASSIGNMENT. You may assign ownership of this Contract subject to the interests of assignees and irrevocable Beneficiaries. The Company will only be bound by an assignment if a request is submitted in a form acceptable to the Company and received in Good Order at the Company's Service Center. Unless You specify otherwise, an assignment will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives Your request. The Company assumes no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. BENEFICIARY. You may change the Beneficiaries, subject to the interest of assignees and irrevocable Beneficiaries. The Company will only be bound by a change in Beneficiary if a request is submitted in a form acceptable to the Company and received in Good Order at the Company's Service Center. Any previously designated irrevocable Beneficiary must consent in writing to any change in Beneficiary. Unless You specify otherwise, a change in Beneficiary will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives Your request, and while You are alive. CHARGES AND FEES. The Contract permits the Company to assess certain charges and fees. Charges and fees associated with Your Contract are listed on the Contract Data Pages. CONFORMITY WITH LAWS. This Contract will be interpreted under the laws of the state of New York as of the date issued and any applicable federal laws. Any provision that is in conflict with New York law or any federal law is amended to conform to the minimum requirements of such law. Non-conforming provisions may be enforced against the Company to the extent provided by applicable New York or federal law. DEFERRAL OF FIXED ACCOUNT PAYMENTS. The Company may defer payment of Your request for a partial and/or total withdrawal from a Fixed Account Option for a period not exceeding six (6) months. Such deferral will be made after the Company receives approval in writing by the chief insurance regulator of the state of New York, if required. The Company will credit interest on deferred amounts pursuant to New York law. The Company will not defer death benefit payments, annuity payments or payments made to comply with the RMD requirements of the Internal Revenue Code, as applicable. ENTIRE CONTRACT. The Contract, attached application or supplemental application, if any, and any attached endorsements, add-on benefits and amendments together make up the entire Contract between You and the Company. All statements made by, or under the authority of, the applicant for issuance of the Contract, shall be deemed representations and not warranties. VA670NY 8

GENERAL PROVISIONS (CONT'D) INCONTESTABILITY. The Company will not contest this Contract from its Issue Date, as shown on the Contract Data Pages. MINIMUM BENEFITS. For any paid-up annuity option, cash value or death benefit, the amount available under this Contract shall not be less than the minimum benefits required by the state of New York. MISSTATEMENT OF AGE AND/OR SEX. If Your or the Annuitant's age and/or sex is misstated at the time the Contract's Income Payments become payable, the Company will adjust the payments to reflect income consistent with the correct age and/or sex. Immediately upon discovery, the Company will adjust the next payment due as a credit or charge, as appropriate, for any underpayments or overpayments using the Interest Rate for Adjustments Due to Misstatement of Age or Sex shown on the Contract Data Pages. MODIFICATION OF CONTRACT. No financial professional has authority to change or waive any of this Contract's provisions. No change to or waiver of this Contract's terms is valid unless in writing and signed by the Company's President, Vice President, Secretary or Assistant Secretary; and approved by the New York Department of Financial Services prior to use. Your written consent will be obtained prior to changing any terms and conditions of the Contract in a manner that diminishes Your rights and/or benefits under the Contract. NONPARTICIPATING. This Contract is nonparticipating and does not share in the Company's surplus or earnings. OWNER. You may change the Owner or the Joint Owner. The Company will only be bound by a change of ownership if submitted in a form acceptable to the Company and received in Good Order at the Company's Service Center. No person whose age exceeds the maximum issue age the Company had set as of the Issue Date may become a new Owner. Unless You specify otherwise, a change of ownership will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives Your request. Joint Owners have equal ownership rights; therefore, each Owner must authorize any exercise of Contract rights unless the Joint Owners instruct the Company in writing to act upon authorization of an individual Joint Owner. The maximum number of Joint Owners allowed is two (2). The Company assumes no responsibility for the validity or tax consequences of any ownership change. If You make an ownership change, You may have to pay taxes. The Company encourages You to seek legal and/or tax advice. PROOF OF AGE, SEX AND/OR SURVIVAL. The Company may require proof of age and/or sex satisfactory to the Company at any time. If any payment required by this Contract depends on a living Annuitant, Owner, or Beneficiary, the Company may require proof of that person's survival satisfactory to the Company. PROTECTION OF PROCEEDS. A Beneficiary may not assign Contract proceeds before the proceeds are payable. Contract proceeds are not subject to the claims of creditors or to legal process unless required by New York law. VA670NY 9

GENERAL PROVISIONS (CONT'D) REPORTS. The Company will send a report to Your last address in the Company's records at least annually before the Income Date. In the case of Joint Owners, the Company will send reports only to the primary Owner's address. Each report will provide at least the following information: 1. the dates that begin and end the reporting period; 2. the Contract Value at the beginning and at the end of the current reporting period prior to the application of any MVA; 3. the Withdrawal Charge and MVA amount the Company used to determine the Withdrawal Value; 4. the amounts the Company has credited to and deducted from the Contract Value during the reporting period; 5. the Withdrawal Value at the end of the reporting period; 6. the death benefit at the end of the reporting period; and 7. any other information state and federal law require. You may receive copies of reports the Company provides upon request at no additional charge. SUBSTITUTION OF UNDERLYING MUTUAL FUND(S). If the Company determines that an Underlying Mutual Fund is no longer available or appropriate for Contract purposes, the Company may replace that Underlying Mutual Fund with another Underlying Mutual Fund without Your consent. No replacement or substitution will be made without notice to You or without prior approval of the New York Department of Financial Services. Changes of the Underlying Mutual Fund(s) are subject to federal securities laws and the laws of the state of New York. In the event the Company replaces an Underlying Mutual Fund, You are permitted to transfer Your Contract Value and allocate future Premiums among the available Investment Divisions, consistent with Your rights under the Contract. SUSPENSION OF SEPARATE ACCOUNT PAYMENTS. The Company may suspend or delay withdrawals of Separate Account Contract Value or transfers to or from an Investment Division for any period when: 1. the NYSE is closed (other than customary weekend and holiday closings); 2. under applicable Securities and Exchange Commission (SEC) rules, trading on the NYSE is restricted; 3. under applicable SEC rules, an emergency exists such that it is not reasonably practicable to dispose of securities in the Separate Account or to determine the value of its assets; or 4. the SEC, by order, so permits. The Company will not suspend death benefit payments, annuity payments, previously scheduled guaranteed living benefit payments or payments made to comply with the RMD requirements of the Internal Revenue Code, as applicable. TAXES. The Company will deduct any taxes attributed to the Contract and payable to the state of New York or other government entity from the Contract Value as they are incurred. VA670NY 10

GENERAL PROVISIONS (CONT'D) TRANSFER OF FUNDS. The Contract Data Pages describe the conditions for transfers of funds between Contract Options. Transfer of Funds Restrictions. The Company may restrict the number and frequency of transfers into and between Contract Options in certain circumstances. This includes, circumstances in which the Company determines, that a reasonably designed restriction is required to prevent transfers that would disadvantage an Owner. The Company may impose a restriction including: 1. a minimum time between transfers; 2. a limitation on transfer requests of an agent acting for one or more Owners; and 3. a limitation on the dollar amount of any transfer. The Company may also impose restrictions on Your ability to make transfers to or from the 1- Year Fixed Account Option. This includes a restriction that transfers from the 1-Year Fixed Account Option in any Contract Year may not exceed the maximum amount, as defined below: 1. in the first Contract Year that transfer restrictions are in effect, or if in the prior Contract Year the maximum amount was not transferred out of the 1-Year Fixed Account Option, the maximum amount that You may transfer out of the 1-Year Fixed Account Option is equal to 1/3 of the Contract Value in the 1-Year Fixed Account Option at the beginning of the current Contract Year; 2. if the maximum amount (1/3 of the value of the 1-Year Fixed Account Option at the beginning of the prior Contract Year) was transferred from the 1-Year Fixed Account Option in the prior Contract Year, the maximum amount that You may transfer out of the 1-Year Fixed Account Option in the current Contract Year is equal to 1/2 of the Contract Value in the 1-Year Fixed Account Option at the beginning of the current Contract Year. Any transfers out of the 1-Year Fixed Account Option cannot begin until twelve (12) calendar months after the last transfer out of the 1-Year Fixed Account Option in the prior Contract Year; 3. if the maximum amount (1/3 and then 1/2 of the value of the 1-Year Fixed Account Option at the beginning of each of the two (2) prior Contract Years, respectively) was transferred from the 1-Year Fixed Account Option in each of the two (2) prior Contract Years, You may transfer the remaining Contract Value in the 1-Year Fixed Account Option. Any transfers out of the 1-Year Fixed Account Option cannot begin until twelve (12) calendar months after the last transfer out of the 1-Year Fixed Account Option in the prior Contract Year. If the 1-Year Fixed Account Option restriction is imposed, the Company may: 1. limit Your ability to transfer into or allocate new Premium to the 1-Year Fixed Account Option in any Contract Year in which You make a transfer from the 1-Year Fixed Account Option. 2. limit Your ability to transfer from the 1-Year Fixed Account Option in any Contract Year in which You make a transfer into or allocate new Premium to the 1-Year Fixed Account Option. 3. offer an optional automated systematic transfer program to allow for systematic transfers out of the 1-Year Fixed Account Option. If the 1-Year Fixed Account Option restriction is imposed transfers under systematic investment programs do not count against the maximum amount, and the Contract Value under such programs is excluded from the determination of the maximum amount. VA670NY 11

GENERAL PROVISIONS (CONT'D) Systematic Investment Programs. The Company may from time to time offer systematic investment programs that allow You to systematically transfer funds between the Contract Options. These programs may include, but are not limited to, dollar cost averaging, portfolio rebalancing, and the automatic monthly transfer of earnings from the 1-Year Fixed Account Option and/or money market Investment Division to the Designated Option(s). After issue of Your Contract, You may elect one of the programs by contacting the Company's Service Center to obtain materials and forms that describe, and are required to participate in, these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss. The Company's optional dollar cost averaging program permits You to authorize the automatic monthly, quarterly, semiannual, or annual transfer of a fixed dollar amount or selected percentage of the value of a Source Option, to one (1) or more Designated Option(s). The Company may offer an enhanced interest rate on Premium which an Owner that selects dollar cost averaging allocates to the 1-Year Fixed Account Option (as the Source Option). You may participate in the enhanced interest rate dollar cost averaging program only if Your Contract Value is at least equal to the minimum shown on the Contract Data Pages. Under an enhanced interest rate dollar cost averaging program, amounts You allocate to the Source Option are automatically transferred to the Designated Option(s) of Your choice at a monthly frequency within a 6-month or 12-month duration until all amounts in the Source Option have been transferred. The Company may elect not to offer one or both durations at any time. When offered, You may contact the Company's Service Center to request the interest rates and the specified periods applicable to the enhanced interest rate dollar cost averaging program. If You elected the enhanced interest rate dollar cost averaging program when this Contract was issued, the duration and interest rates will be specified on the Contract Data Pages. If You elect this program after issue of Your Contract, a confirmation showing the duration and interest rate applicable will be sent to You. The predetermined level monthly transfer amount is calculated such that the entire balance of the Source Option will be completely transferred by the end of the specified duration. In the event You cancel participation in the enhanced interest rate dollar cost averaging program, the Company will transfer the Source Option balance, including any interest, into the Designated Option(s) You selected. WRITTEN NOTICE. Written information or instructions You intend to give to the Company must be in Good Order and delivered to the Company's Service Center, unless the Company advises You otherwise. A notice relating to Owner, Beneficiary designation or assignment changes shall take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company receives the request. Otherwise, instructions included in a Written Notice will take effect on the date the Company receives the notice at the Company's Service Center. The Company will deliver any notice or communication to Your last known address in the Company's records unless You request otherwise in writing. You are responsible for promptly notifying the Company of any address change or any error in a Company notice sent to You. In the case of Joint Owners, the Company will send notices and other communications to the primary Owner's address. VA670NY 12

ACCUMULATION PROVISIONS You may not allocate funds to more than the maximum number of Contract Options, shown on the Contract Data Pages, at any one time. SEPARATE ACCOUNT. The Separate Account is an asset account shown on the Contract Data Pages. The Separate Account consists of assets the Company has set aside and has kept separate from the Company's general account assets and other separate accounts. The Separate Account assets will not be charged with liabilities arising out of any other Company business. The Company credits or charges all the income, gains, and losses resulting from the Separate Account assets exclusively to the contracts supported by the Separate Account. The Separate Account assets will be available to cover the liabilities of the Company's general account only to the extent that they exceed the Separate Account liabilities arising from the Contracts supported by the Separate Account. The Separate Account is divided into several Investment Divisions. The Company will value the Separate Account assets at their fair market value at least monthly. Accumulation Units. The Separate Account Contract Value may increase or decrease depending on the performance of the Investment Divisions. The Company uses a unit of measure called an Accumulation Unit to measure the Separate Account Contract Value before the Income Date. The value of an Accumulation Unit may increase or decrease from Business Day to Business Day. Transactions affecting the Separate Account Contract Value, such as withdrawals, transfers, and certain charges, result in the redemption of Accumulation Units but do not change the value of Accumulation Units. When You make an allocation to the Investment Divisions, the Company credits Your Contract with Accumulation Units. The Company determines the number of Accumulation Units credited to Your Contract by dividing the amount You allocate to each Investment Division by its Accumulation Unit Value at the close of the Business Day on which You make the allocation. Accumulation Unit Value. The Company determines the Accumulation Unit Value for each of the Investment Divisions by: 1. determining the total amount of money allocated to that particular Investment Division; 2. subtracting from that amount any applicable Core Contract Charge and taxes; and 3. dividing the result by the number of outstanding Accumulation Units. FIXED ACCOUNT. Allocations You make to Fixed Account Options are included in the Company's general account. The Company's general account consists of all the Company's assets, other than those in the Separate Account and other asset accounts. You may select from the Fixed Account Options made available by the Company. Amounts in the Fixed Account Option You select will earn interest at that option's Current Interest Rate during the Fixed Account Option period. Interest will be credited no less frequently than annually and will be credited from the date of the deposit to the date of withdrawal. The Company may declare Base Interest Rates higher or lower than any Base Interest Rates the Company previously declared but the interest rate credited to the Fixed Account Option will never be less than the Fixed Account Minimum Interest Rate. VA670NY 13

ACCUMULATION PROVISIONS (CONT'D) You may allocate Premium, or make transfers from the Investment Divisions and/or Fixed Account Options, to the Fixed Account Options at any time before the Income Date, subject to the provisions of this Contract. You may not select any Fixed Account Option, other than the 1- Year Fixed Account Option, that extends beyond the Income Date. Within at least fifteen (15) days, but not more than forty-five (45) days, prior to the end of any Fixed Account Option period, the Company will notify You of Your ability to: 1. withdraw amounts allocated to the Fixed Account Option within thirty (30) days following the end of that Fixed Account Option without an MVA; 2. elect any available Fixed Account Option of a different duration within thirty (30) days following the end of that Fixed Account Option; 3. elect a transfer to Investment Division(s) within thirty (30) days following the end of that Fixed Account Option; or 4. elect a Fixed Account Option with the same duration, if available, within thirty (30) days following the end of that Fixed Account Option. When the period of a Fixed Account Option ends: 1. If the option ends within one (1) year of the Income Date, the Company will renew You into the 1-Year Fixed Account Option; 2. If the option ends more than one (1) year before the Income Date, You may select a new Fixed Account Option that does not extend beyond the Income Date within thirty (30) days of the end of the expired Fixed Account Option; 3. If You do not select a Fixed Account Option within thirty (30) days of the end of the expired Fixed Account Option: a. if the same option is available at the time and does not extend beyond the Income Date, the Company will renew You into the same Fixed Account Option. b. if the same option is available at the time but extends beyond the Income Date, the Company will select the available Fixed Account Option that ends closest to but before the Income Date. c. if the same option is not available at the time but would not extend beyond the Income Date were it available, the Company will select the available Fixed Account Option with the period closest to but less than the Fixed Account Option that just ended. 4. If there are no Fixed Account Option periods available at the end of the Fixed Account Option period the Company will default to a money market Investment Division, unless You specify otherwise. The Company may restrict or refuse future Premium payments, Premium allocation and transfers to the Fixed Account Option(s) at any time, on a nondiscriminatory basis, if the yield on investment would not support the minimum interest rate guaranteed under the Fixed Account(s). Should the Company impose such restrictions, the Company will give at least thirty (30) days advance notice to You. The Company will also provide Written Notice when such restrictions no longer exist. If the Company restricts or discontinues the Fixed Account Option(s) all transfers or withdrawals will be at least equal to the Contract Value without being subject to a negative MVA or Transfer Charges. VA670NY 14

ACCUMULATION PROVISIONS (CONT'D) Fixed Account Minimum Interest Rate. The Initial Fixed Account Minimum Interest Rate established on the Issue Date is shown on the Contract Data Pages. The Company will re- determine the Fixed Account Minimum Interest Rate on each Redetermination Date for that Redetermination Period. The Fixed Account Minimum Interest Rate on each Redetermination Date will be equal to: 1. the average of all the daily reported five-year Constant Maturity Treasury Rates during October of the year then ended, rounded to the nearest 1/20th of one (1) percent; 2. less 1.25 percentage points; 3. but never less than 1.00% or greater than 3.00%. The Fixed Account Minimum Interest Rate is the guaranteed minimum interest rate under the Contract and may change each year on the Redetermination Date. The Company will send You notice of the re-determined Fixed Account Minimum Interest Rate annually. VA670NY 15

WITHDRAWAL PROVISIONS On or before the Income Date You may request a total or partial withdrawal of the Contract Value by submitting a request to the Company's Service Center in a form acceptable to the Company. Amounts You withdraw from the Contract Value may be subject to Withdrawal Charges. In addition to Withdrawal Charges, amounts You withdraw from a Fixed Account Option may also incur an MVA. The Company will adjust the amount You request for withdrawal for any applicable taxes, charges, including Withdrawal Charges, and MVA. TOTAL WITHDRAWAL. Upon a total withdrawal, You will receive the Withdrawal Value. The Withdrawal Value will be determined at the end of the Business Day on which the Company receives Your withdrawal request in Good Order at the Company's Service Center. If a total withdrawal is requested, You must submit the Contract to the Company's Service Center. A total withdrawal terminates Your Contract. No withdrawal may exceed the Withdrawal Value. PARTIAL WITHDRAWAL. Any partial withdrawal must be either: 1. an amount not less than the Minimum partial withdrawal amount shown on the Contract Data Pages; or 2. an amount equal to Your entire interest in an Investment Division or a Fixed Account Option. The amount payable as a result of the partial withdrawal will be determined at the end of the Business Day on which the Company receives Your request for withdrawal in Good Order at the Company's Service Center. Your Contract Value will be reduced by the gross withdrawal amount requested. Unless You request otherwise, a partial withdrawal will be deducted from each Contract Option in proportion to its current value. The partial withdrawal will be reduced for any applicable taxes and charges, including Withdrawal Charges, and then adjusted for any applicable MVA. At least the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, must remain after any partial withdrawal. If the partial withdrawal would reduce the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, the Company will treat the withdrawal request as a total withdrawal and the Withdrawal Value will be paid. QUALIFIED PLAN CONTRACT REQUIRED MINIMUM DISTRIBUTIONS. Qualified Plan Contract Required Minimum Distributions are based upon Your Contract Value, the value of any add-on benefits as calculated by the Company, and applicable federal tax law requirements. You may request a withdrawal for an RMD by submitting a written request to the Service Center on a Company-provided form. The Company will waive the Withdrawal Charges if the amount withdrawn does not exceed the Contract's RMD. However, if a withdrawal amount is greater than the Contract's RMD, the excess of the partial withdrawal over the Contract's RMD may be subject to Withdrawal Charges. VA670NY 16

WITHDRAWAL PROVISIONS (CONT'D) AUTOMATIC WITHDRAWAL. You may elect to take an automatic withdrawal by withdrawing a specific sum or a certain percentage of the Contract Value on a monthly, quarterly, semiannual or annual basis, subject to the Minimum partial withdrawal amount made as a scheduled part of an automatic withdrawal program, as shown on the Contract Data Pages. Automatic withdrawals are treated as a partial withdrawal and will be counted in determining the amount taken as a Free Withdrawal in any Contract Year. Automatic withdrawals in excess of the Free Withdrawal amount may be subject to Withdrawal Charges and/or MVA. If an automatic withdrawal causes the Withdrawal Value to fall to zero, future automatic withdrawals will terminate. If the automatic withdrawal would reduce the Contract Value below the Minimum Contract Value remaining after a partial withdrawal, as shown on the Contract Data Pages, the Company will treat the withdrawal request as a total withdrawal and the Withdrawal Value will be paid. WITHDRAWAL CHARGE. For purposes of determining the Withdrawal Charge, the Contract Value is divided into earnings and Remaining Premium, as defined in the Contract. Earnings are not subject to a Withdrawal Charge. For the sole purposes of determining the amount of the Withdrawal Charge, earnings are defined as any excess of the Contract Value over Remaining Premium. A Withdrawal Charge will be imposed upon certain withdrawals of Remaining Premium. The Withdrawal Charge will be calculated in accordance with the Withdrawal Charge Schedule shown on the Contract Data Pages. The Withdrawal Charge is equal to the applicable Withdrawal Charge Percentage applied to the gross amount of Remaining Premium withdrawn (not the net amount of Remaining Premium received by You), excluding any amount for which the Contract expressly provides for waived, or no, Withdrawal Charge. In the event of a total withdrawal, the applicable Withdrawal Charge Percentage(s) is/are applied to the full value of Remaining Premium immediately prior to the withdrawal, less any Free Withdrawal available at the time of the total withdrawal. The Withdrawal Charge reduces Remaining Premium and Contract Value. The Withdrawal Charge will be taken from the Contract Options in the same proportion as the requested withdrawal. Withdrawals will be allocated first to earnings (which may be withdrawn free of any Withdrawal Charge), if any, and second to Remaining Premium on a first-in, first-out basis so that all withdrawals will be allocated to Remaining Premium to which the lowest (if any) Withdrawal Charges apply. Any portion of the Withdrawal Charge that would reduce the Fixed Account Contract Value below the Fixed Account Minimum Value will be waived. FREE WITHDRAWAL. During a Contract Year, You may make partial withdrawals from the Contract without incurring a Withdrawal Charge or MVA. The amount of Free Withdrawal available in any Contract Year is equal to: 1. the Free Withdrawal Percentage, as shown on the Contract Data Pages, multiplied by the Remaining Premium at the beginning of the Contract Year, that is subject to a Withdrawal Charge according to the Withdrawal Charge Schedule shown on the Contract Data Pages; plus 2. the Free Withdrawal Percentage, as shown on the Contract Data Pages, multiplied by Premium received during the Contract Year; less 3. earnings, as defined in the Withdrawal Charge provision of this Contract. VA670NY 17

WITHDRAWAL PROVISIONS (CONT'D) The amount of Free Withdrawal is subject to a minimum of zero. The Free Withdrawal can be taken as a single withdrawal or multiple withdrawals throughout the Contract Year. The amount of Your Free Withdrawal available will vary throughout the Contract Year depending on previous withdrawals of Your Free Withdrawal amount, previous withdrawals of earnings, and the amount of earnings present at the time of the withdrawal. The amount of Your Free Withdrawal available will reduce due to withdrawals during the Contract Year. Any amount withdrawn to satisfy an RMD may reduce the amount of Your Free Withdrawal available. No Free Withdrawal may exceed the Withdrawal Value. Amounts withdrawn under the Free Withdrawal provision reduce both the Contract Value and Remaining Premium. Withdrawals during the Contract Year in excess of the amount of Free Withdrawal may be subject to any applicable Withdrawal Charges and applicable MVAs. VA670NY 18

DEATH BENEFIT PROVISIONS NATURAL OWNER'S DEATH BEFORE THE INCOME DATE. Upon Your death or the death of the Joint Owner before the Income Date, the Company will pay the death benefit to the Beneficiary(ies) designated by You. In the event of the death of a Joint Owner, the surviving Joint Owner, if any, will be the Primary Beneficiary. Any other Beneficiary designation on record at the Company's Service Center at the time of death will be treated as a Contingent Beneficiary. DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit amount before the Income Date is equal to the Contract Value. DEATH BENEFIT PAYMENT OPTIONS BEFORE THE INCOME DATE. Unless You designated a Pre-selected Death Benefit Option, a Beneficiary entitled to the death benefit before the Income Date must request that the Company pay the death benefit according to one of the death benefit payment options below, or, if eligible, has the option to continue the Contract under the Spousal Continuation Option Instead of Death Benefit provision: Option 1 - single lump-sum payment; Option 2 - payment of the entire death benefit distributed within five (5) years of the date of the relevant death; or Option 3 - Income Payments of the death benefit (i) over the lifetime of the Beneficiary, or (ii) over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one (1) year of the date of the relevant death. The Company may make available other death benefit payment options. A Beneficiary that wishes to elect payment under the life income option (Option 3) must do so no later than sixty (60) days from the date the Company receives Due Proof of death in Good Order at the Company's Service Center. Any portion of the death benefit not applied under the life income option (Option 3) must be paid within five (5) years from Your death. The death benefit will remain invested in accordance with the allocation selected by You until a payout option is selected or the Beneficiary specifies otherwise. ANNUITANT'S DEATH BEFORE THE INCOME DATE. Upon the death of an Annuitant who is not an Owner before the Income Date, the Contract remains in force and the Owner becomes the Annuitant. The Owner may designate a new Annuitant. However, if the Contract is owned by a legal entity, upon the death of any Annuitant, the Company will pay the death benefit to the Beneficiary(ies) designated by the Owner, or, if no Beneficiary(ies) survive the applicable death, to the Owner. BENEFICIARY'S ENTITLEMENT TO DEATH BENEFIT BEFORE THE INCOME DATE. The Company will pay the death benefit to Primary Beneficiaries or, if none exist, to Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to any death benefit. In that circumstance, the Company will pay the deceased Beneficiary's benefit to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. If no Beneficiary survives You, the Company will pay the death benefit to Your estate. VA670NY 19

DEATH BENEFIT PROVISIONS (CONT'D) PAYMENT OF DEATH BENEFIT PROCEEDS. The Company will pay the death benefit proceeds to the Beneficiary upon receipt of a request for payment with Due Proof of death in Good Order at the Company's Service Center. If the Company has received Due Proof of death, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives from that Beneficiary a claim form with a payment option elected. If the Company has not received Due Proof of death or any other required documentation, the Company will calculate the share of the death benefit due to a Beneficiary using Contract values established at the end of the Business Day on the date the Company receives any remaining required documentation. As a result, market fluctuation may cause the calculation of a Beneficiary's death benefit share to differ from the calculation of another Beneficiary's death benefit share. Each Beneficiary entitled to the death benefit bears the investment risk associated with amounts allocated to any Investment Division until the Company calculates their share of the death benefit. If any death benefit proceed is due to an Owner's estate, the Company will pay it in a single lump-sum payment. With the exception of death benefit Option 3 above, the Company will pay a Beneficiary that elects a death benefit option within seven (7) calendar days of the date the Company receives request for payment, provided the Company has received Due Proof of death in Good Order at the Company's Service Center. If the Company does not distribute death benefit proceeds within seven (7) calendar days, the death benefit proceeds will include interest accrued and payable from the eighth day following the date that Due Proof of death was received in Good Order at the Company's Service Center until the death benefit is paid. The rate of interest will equal the rate of interest applicable to death benefit proceeds left on deposit with the Company on the date of Your death. Spousal Continuation Option Instead of Death Benefit. Unless the Contract is subject to a Pre-selected Death Benefit Option, a spouse who is a Joint Owner or Beneficiary of the deceased Owner, has the option to continue the Contract in his or her own name and exercise the Owner's rights under the Contract instead of taking the standard death benefit. For purposes of the Spousal Continuation Option, the "continuation date" is the date on which the Company receives the spouse's written request to elect the Spousal Continuation Option and Due Proof of the relevant death in Good Order at the Company's Service Center. The Spousal Continuation Option is void in the event the original Contract Owner is no longer the Contract Owner or in the event the Contract has been assigned. This Spousal Continuation Option may be exercised only once, and may not be available if You designated a Pre-selected Death Benefit Option. VA670NY 20

DEATH BENEFIT PROVISIONS (CONT'D) Pre-selected Death Benefit Option. Before the Income Date, You may designate the option according to which the Company will pay the death benefit from the death benefit payment options described in the Contract, or other death benefit payment options made available by the Company. You may do so by submitting a designation in a form acceptable to the Company in Good Order to the Company's Service Center. Pre-selected Death Benefit Options will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company received Your request. The Company will pay the death benefit consistent with Your Pre-selected Death Benefit Option unless the Internal Revenue Code requires otherwise, or Your election requires payment over a period that exceeds the Beneficiary's life expectancy. Only You may revoke or change a Pre-selected Death Benefit Option. To do so, You must submit a request in a form acceptable to the Company to the Company's Service Center. Unless You specify otherwise, revocations of and changes to a Pre-selected Death Benefit Option will take effect on the date the request is signed by You, subject to any payments the Company has made or other actions the Company has taken before the Company received Your request. VA670NY 21

INCOME PROVISIONS INCOME DATE. Income Payments will begin on the Income Date. The Income Date must be at least thirteen (13) months after the Contract Issue Date. If You do not select an Income Date, the Income Date is the Latest Income Date. You may change the Income Date to any date that is not later than the Latest Income Date by submitting Written Notice in Good Order to the Company's Service Center at least seven (7) days before the Income Date. INCOME PAYMENT. On or before the Income Date, You can elect payment in a single lump- sum. A single lump-sum payment is considered a total withdrawal and terminates the Contract. The Company will make payment to You or another payee You specify. Alternatively, You may elect an Income Option. The Company will apply the Contract Value to provide You Fixed Annuity Payments or Variable Annuity Payments according to Your selected Income Option. If You do not choose how to receive Your Income Payments, Your Income Payments will be Variable Annuity Payments. Income Options. You may elect payment as provided in Options 1, 2, 3 or 4 below. You may elect an Income Option at any time before the Income Date and You can change an Income Option up to seven (7) days before the Income Date by submitting Written Notice in Good Order to the Company's Service Center. If You do not select an Income Option, the Company will make payments as provided in Option 3 below, with 120 months certain. The Company will make payments monthly, quarterly, semiannually or annually as You elect. However, if the Contract Value on the Income Date is less than $2,000, the Company may pay out the Contract Value in one (1) lump-sum payment instead of providing Income Payments according to the Income Option You elect. The single lump-sum payment will not be less than the amount which would have been applied under an Income Option. On the Income Date, if the first monthly payment provided would be less than $20, the Company may make payments quarterly, semiannually or annually to achieve an initial payment of at least $20, or the Company may pay out the Contract Value in one (1) single lump- sum payment. At the time of their commencement, Income Payments will not be less than those that would be provided by the application of an equivalent amount to purchase a single premium immediate annuity contract from the Company at purchase rates the Company offered on the Income Date to annuitants in the same class as the Annuitant. The amount applied to an Income Option will not be less than the greater of the Withdrawal Value or 95% of what the Withdrawal Value would be if there were no Withdrawal Charge. YOU MAY NOT TAKE WITHDRAWALS DURING ANY PERIOD THE COMPANY IS MAKING PAYMENTS FOR AN ANNUITANT'S LIFETIME. OPTION 1 - LIFE INCOME. A monthly payment for the Annuitant's lifetime. All payments end upon the Annuitant's death. However, in the event of the Annuitant's death before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, to Your Beneficiary. VA670NY 22

INCOME PROVISIONS (CONT'D) OPTION 2 - JOINT AND SURVIVOR INCOME. A monthly payment for the longer of the Annuitant's lifetime or that of a second person You designate. Upon the occasion of the first person to die, monthly payments continue during the survivor's lifetime at either the full amount previously payable or as a percentage (either one-half or two-thirds) of the full amount, as You select at the time You elect the Income Option. If reduced Income Payments to the survivor are desired, the Company will calculate Variable Annuity Payments using either one-half or two- thirds of the number of Annuity Units for each Investment Division comprising the Variable Annuity Payments payable during the joint life of the Annuitant and the designated second person. The Company will calculate Fixed Annuity Payments equal to either one-half or two- thirds of the Fixed Annuity Payment payable during the joint life of the Annuitant and the designated second person. All payments end upon the death of the last surviving Annuitant. However, in the event of the deaths of the Annuitant and the designated second person before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, Your Beneficiary. OPTION 3 - LIFE INCOME WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED. A monthly payment for the Annuitant's lifetime with the guarantee that the Company will make no fewer than 120 or 240 monthly payments to You. If the Owner is an entity, at the Annuitant's death, if fewer than the guaranteed number of payments have been made, the remaining guaranteed payments will be made to the Owner as previously scheduled. If the Owner is the Annuitant, in the event You die before the Company makes the specified number of guaranteed payments, Your Beneficiary may elect to continue to receive the Income Payments according to the terms of this Contract, or alternatively may elect to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than (one) 1 percentage point higher than the rate used to calculate the initial Income Payment. OPTION 4 - INCOME FOR A SPECIFIED PERIOD. A monthly payment for any whole number of years ranging from 5 to 30. In the event You die before the Company makes the specified number of payments, Your Beneficiary may elect to continue to receive the Income Payments according to the terms of this Contract, or alternatively may elect to receive the present value of any remaining guaranteed payments in a single lump-sum payment. The present value of any remaining guaranteed payments will be based on the total Income Payments as of the date of the calculation. The Company will determine the interest rate used in this present value calculation, but in no instance will it be greater than (one) 1 percentage point higher than the rate used to calculate the initial Income Payment. ADDITIONAL INCOME OPTIONS. The Company may make available other Income Options. VA670NY 23

INCOME PROVISIONS (CONT'D) You may elect either fixed or variable annuity payments as described below. FIXED ANNUITY PAYMENTS. The Company will determine Fixed Annuity Payments by applying annuity rates consistent with the age and sex (unless unisex rates apply) of the Annuitant and, if applicable, the designated second person, to the portion of the Contract Value allocated to the Fixed Annuity Payment options. Annuity rates applied will not be less than the rates provided in the Contract's Table of Income Options. Once begun, the Company will not change the amount of the Fixed Annuity Payments, except upon the first death between the Annuitant and the designated second person under Option 2. VARIABLE ANNUITY PAYMENTS. The Company will determine the initial Variable Annuity Payment by applying annuity rates consistent with the age and sex (unless unisex rates apply) of the Annuitant and, if applicable, the designated second person, to the portion of the Contract Value allocated to the Variable Annuity Payment options. Annuity rates applied will not be less than the rates provided in the Contract's Table of Income Options. The Company will determine the second and subsequent Variable Annuity Payments in two (2) steps. First, the Company will divide the initial Variable Annuity Payment by the Annuity Unit Value calculated on the Income Date to establish a number of Annuity Units. Second, the Company will multiply that number of Annuity Units by the Annuity Unit Value determined on the Business Day next preceding the date on which each payment is due. The result of each calculation determines the Variable Annuity Payment due. Once Variable Annuity Payments have begun, the number of Annuity Units remains constant absent a reallocation between the Investment Divisions. Variable Annuity Payments are not affected by expenses other than taxes. Neither expenses actually incurred, other than taxes on the investment return, nor the mortality actually experienced, shall adversely affect the dollar amount of Variable Annuity Payments after such payments have commenced. Annuity Unit Value. The Company sets the initial value of an Annuity Unit of each Investment Division when the Company establishes the Investment Division. The Annuity Unit Value reflects the investment performance of an Investment Division and may increase or decrease from one Business Day to the next. The Contract's Table of Income Options assumes the net investment rates described in the Contract's Basis of Computation provision. Therefore, if an Investment Division's actual net investment rate is greater than or less than the assumed net investment rate, Variable Annuity Payments will increase or decrease accordingly over time. The Company calculates each Investment Division's Annuity Unit Value for any Business Day in two (2) steps: First, the Company multiplies the immediately preceding Business Day's Annuity Unit Value by the Business Day's "net investment factor" determined on the day of the calculation. The Company determines the "net investment factor," which reflects changes in the Investment Division's net asset value, by dividing the value established at (1) below by the value established at (2) below, and then subtracting the value established at (3) below, where: VA670NY 24

INCOME PROVISIONS (CONT'D)

(1) Is the net result of:
   a. the Investment Division's net asset value at the end of the Business Day; plus
   b. the per share amount of any dividend or other distribution declared by the Investment Division if the "ex-dividend" date occurs on the Business Day; plus or minus
   c. a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Division (no federal income taxes are applicable under present law); and
(2) Is the Investment Division's net asset value at the end of the preceding Business Day; and
(3) Is the asset charge factor the Company determines for the Business Day to reflect the applicable Core Contract Charge.

Second, the Company multiplies the result from the first step above by a factor equal to the ratio of one over one plus the assumed net investment rate, raised to the number of calendar days between the previous Business Day and the current Business Day over the number of calendar days in the current year. The factor is expressed formulaically as follows:

$$\left(\frac{1}{1 + AIR}\right)^{\frac{t}{y}}$$

where:

AIR is the assumed net investment rate.
t is the number of calendar days between the previous Business Day and the current Business Day.
y is the number of calendar days in the current year.

NATURAL OWNER'S DEATH AFTER THE INCOME DATE. Upon Your death or the death of the Joint Owner, who is not also an Annuitant, after the Income Date, remaining Income Payments due continue as before. Upon Your death after the Income Date, the Beneficiary becomes the Owner.

ANNUITANT'S DEATH AFTER THE INCOME DATE. Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the Income Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

BENEFICIARY'S ENTITLEMENT TO INCOME PAYMENTS AFTER THE INCOME DATE. Upon Your death or the death of the Joint Owner, the Company will pay remaining Income Payments due to Primary Beneficiaries or, if none exist, to the Contingent Beneficiaries, in equal shares (the "default allocation") unless You have designated otherwise (the "designated allocation"). A Beneficiary that dies before or within ten (10) days (or different period as prescribed by applicable law) of Your death is not entitled to any remaining Income Payments due; in that circumstance, the Company will pay remaining Income Payments due the deceased Beneficiary to surviving Beneficiaries in the same proportion as the designated allocation or, if applicable, the default allocation. If no Beneficiary survives You, the Company will pay remaining Income Payments to Your estate.

VA670NY 25

TERMINATION PROVISION This Contract terminates and all Contract benefits, including those provided by any add-on benefits unless otherwise specified in the add-on benefits, will end on the earlier of: 1. the date You take a total withdrawal; 2. the date the Contract Value is reduced to zero for any reason or insufficient to pay Contract charges; or 3. the date upon which the Company receives Due Proof of Your (or the Joint Owner's) death and receives all Beneficiaries' elections of death benefit payment options in Good Order at the Company's Service Center, unless the Contract is continued by the spouse under the Spousal Continuation Option. VA670NY 26